Exhibit 99.1
                                                          DYCOM INDUSTRIES, INC.
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
                                                                          Page 1




                                DYCOM INDUSTRIES, INC.

                                 August 26, 2003
                                  8:00 a.m. CDT



Moderator                  Ladies and gentlemen, thank you for standing by and
                           welcome to the Dycom Earnings conference call. At this time all participant lines are in a listen-only mode. Later there will be an opportunity for questions and instructions will be given at that time. As a reminder, the call is being recorded.



                           I would now like to turn the call over to Mr. Steve Nielsen. Please go ahead, sir.

S. Nielsen                 Good morning, everyone. I'd like to thank you for
                           attending our Fourth Quarter Fiscal 2003 Earnings conference call. With me we have in attendance
                           Richard Dunn, our Chief Financial Officer; Tim Estes, our Chief Operating Officer; and Mike Miller, our
                           General Counsel.

                           Now I will turn the call over to Mike Miller.  Mike.



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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
                                                                          Page 2

M. Miller                  Thanks, Steve. Statements made in the course of this
                           conference call that state the company's or management's intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements.

                           Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to, the company's report on Form 10-K for the year ended July 27, 2002, the company's quarterly report on Form 10-Q for the quarter ended October 26, 2002, the company's quarterly report on Form 10-Q for the quarter ended January 25, 2003, and the company's quarterly report on Form 10-Q for the quarter ended April 26, 2003.

                           Copies of these filings may be obtained by contacting the company or are available on the SEC's Web site. Additionally, during this call there will be references to certain non-GAAP financial information. This information has been reconciled to GAAP in the company's press release of yesterday that has been posted on the company's Web site. Steve.


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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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S. Nielsen                 Thanks, Mike. Yesterday we issued a press release
                           announcing our fourth quarter fiscal 2003 results. Please note that our fourth quarter fiscal 2002 GAAP results included several charges resulting from customer difficulties and bankruptcies. The cumulative effect of these charges was an after-tax charge of $59.9 million or $1.25 per common share diluted. Excluding these charges net income for the quarter ended July 27, 2002 would have been $3 million or $0.06 per common share diluted.

                           Consequently in order to ensure accurate comparisons all references to the year ago quarter exclude these charges. For the quarter ending July 26, 2003 total contract revenues were $182.9 million versus $148.2 million in the year ago period, an increase of 23%. Net income was $11.4 million versus $3 million, an increase of 275%, while fully diluted earnings per share was $0.24 versus $0.06, an increase of 300%.

                           Backlog at the end of the fourth quarter of 2003 was $890.9 million versus $996.4 million at the end of the third quarter, a sequential decrease of $106 million. Of this backlog, approximately $446.6 million is expected to be completed in the next 12 months. Our fourth quarter results demonstrated solid organic growth, significant margin expansion, and a noteworthy increase in operating cash flow.



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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           Revenue increased sequentially by $43 million from
                           the prior quarter and revenue increased by over $34 million from the year ago quarter. This represents an organic growth rate of 23%. Notably, our forecasted first quarter revenue indicates continued year-over-year organic growth, which when combined with the organic growth of the fourth quarter will represent our first back to back quarters of organic growth since our quarter ending October of 2000.

                           Gross margin increased by 240 basis points sequentially from the third quarter to 24.17%, while sequentially G&A decreased 366 basis points to 9.06%, and depreciation and amortization decreased 149 basis points to 4.87%. Both the G&A and depreciation and amortization percentages were favorably impacted as relatively fixed costs were leveraged by dramatically increased quarterly revenue. Liquidity remained ample with over $129 million in net cash. Cash increased by $11.8 million during the quarter, despite $3.6 million of capital expenditures net of disposals, which were required to support our growth.

                           Days sales outstanding was 78 days, a sequential decrease of ten days during the quarter. Cash flow from operations totaled $13.8 million and both working capital and our current ratio increased sequentially from the prior



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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           quarter. During the quarter we welcomed the effects
                           of what appears to be a less sluggish overall economy, telephone company capital expenditures, which though generally below year ago levels, appear to be firming and accelerating spending by several cable customers.

                           Revenue from Comcast increased sequentially in the quarter by 23% to $69.7 million. Comcast was Dycom's largest customer for the quarter at 38.1% of revenue. Additionally, revenue from Adelphia and Charter both increased sequentially. New contracts initiated for Sprint during the third quarter performed at or above expectation with spending firming throughout the fourth quarter, while revenues from Bell South, Qwest, and Alltel also increased sequentially.

                           Employee head count increased to 5,259 at the end of the fourth quarter from 4,999 in the previous quarter. Perhaps most interestingly, BellSouth, SBC Communications, and Verizon continued their pursuit of common technical requirements for a technology known as fiber to the premises or FTTP by issuing an actual RFP to telecom equipment vendors for potential future procurements.


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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           On August 21st the Federal Communications Commission
                           issued its long awaited triennial review. While this ruling's almost 600 pages are still being analyzed in a process expected to take weeks, it does appear to provide significant incentives for residential broadband fiber deployments by incumbent telephone companies.

                           More specifically, fiber loops deployed in green field applications such as new subdivisions will not be subject to unbundled access by competitors. Furthermore, where fiber loops replace existing copper loops, telephone companies will only be required to provide competitors with a low bandwidth channel on the newly installed fiber loop.

                           Additional hybrid loops, which consist of a combination of fiber and copper, will not be subject to unbundled access if they utilize new packetized switching technologies. All in all, a very preliminary analysis indicates that these new FCC rulings may significantly improve the environment for capital expenditures by incumbent telephone companies. This may lead to a possible upturn in telephone company capital expenditures and fiber deployments in calendar 2004.


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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           While growing, we retain a tight handle on our cost
                           structure and have continued several initiatives to help offset pressures on operating margins. First, we will maintain a reduced level of capital expenditures, excepting growth opportunities and prudent upgrades to our fleet of capital equipment. Our fleet of capital equipment is in good condition and lowered levels of investment will have little or no impact on operational expenses. Secondly, we will continue reductions in general and administrative expenses to better align our administrative cost with individual subsidiary's anticipated levels of activity. In fact, we may consolidate the subsidiary corporate G&A at additional reporting units.

                           During the quarter we continued to book new work. For Comcast we received a contract extension for Palo Alto, California for system upgrade work. For Adelphia an upgrade project for Pinedale, California, along with the reinitiation of several projects in New England, and for Bright House Networks, an upgrade project outside of Orlando, Florida. Finally, in our locating business we secured a new three-year extension for Northwest Natural Gas.

                           As Dycom grew this quarter, we demonstrated our continued stability and unparalleled ability to profitably respond to growth opportunities. First



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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           and foremost, we maintained strong customer
                           relationships throughout our markets. Substantial organic growth this quarter was encouraging as revenues with Comcast, Sprint, Qwest, and Alltel all grew substantially and year-over-year. Net cash remained ample and grew over $11 million in the quarter and our already strong working capital position strengthened.

                           While our pricing environment remains tight, we remain focused on time tested cost controls and productivity improvements as we continually evaluate appropriate staffing and capital equipment levels. As economic conditions appear to be improving, we firmly believe that Dycom's superior financial health will increasingly allow us to differentiate ourselves from our competitors in the eyes of our customers, employees, and suppliers.

                           Dycom's financial strength and strong customer relationships have been key to our ability to demonstrate significant organic growth for the first time in three years. We continue to believe that as profitable growth opportunities return to our industry, we will be one of the first and the best positioned to take advantage of them. We believe that this advantage

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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           relative to other industry participants becomes more
                           pronounced every day.

                           After weighing all of the factors we have discussed today, we have updated our forecast as follows. For the first quarter of fiscal 2004 we anticipate earnings per share of $0.22 to $0.27 and revenues of $165 to $185 million. This outlook anticipates a continued stabilizing economy in the U.S., normalcy in the weather, continued increased spending by Comcast on its acquired systems, firming seasonal demand from our telephone customers, and sustained revenue from our new Sprint contracts.

                           Looking beyond the first quarter, we anticipate earnings per share of $0.12 to $0.16 on revenues of $135 to $150 million for the second quarter of fiscal 2004. This expectation is based upon the continued impact of those factors cited for the first quarter, along with a prudent caution regarding seasonal winter weather patterns.

                           Finally, recent developments continue to indicate that substantial competitive capacity may be less able to respond to increased future



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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           customer demand due to capital constraints. This
                           trend may continue even as customer demand potentially increases.

                           At this point I will turn the call over to Dick Dunn, our CFO. Dick.

R. Dunn Thanks, Steve. Before I begin my review, let me point out that the prior year's GAAP results contained several unusual items. In order to present a true comparative picture of this year's results to last year's results, the following items will be eliminated from our GAAP results for the prior fiscal year. First, for the quarter and 12 month period ended July 27, 2002 we recorded an after-tax increase in our allowance for doubtful accounts of $12.1 million and an after-tax impairment charge of $47.8 million related to the write down of goodwill and other intangible assets.

                           These charges resulted from customer difficulties and bankruptcies. The total effect of these items on income was an after-tax charge of $59.9 million. On a diluted EPS basis the total effects of these charges for the quarter and the year were $1.25 and $1.33 respectively. My discussion will eliminate the impact of these charges.


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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           Additionally, the results for the 12-month period
                           ended July 27, 2002 include an after-tax non-cash impairment charge to goodwill of $86.9 million or $1.93 per diluted share. This goodwill impairment is the cumulative effect of adopting accounting standard 142 and as required thereby the first quarter of our 2002 fiscal year has been restated to reflect this charge. Again, for purposes of my discussion of financial results I will eliminate this charge.

                           With these items in mind, I'll begin my overview of our quarterly financial performance beginning with the income statement. Contract revenues for the quarter were $182.9 million, up 23.4% from last year's Q4 of $148.2 million. This increase is solely related to organic revenue activity. Total revenues for the year ended July 26th declined 0.9% to $618.2 million versus fiscal year 2002's revenue of $624.0 million. Revenues for the year on a same store basis were down 12.4%.

                           For the quarter the top five customers accounted for 71.8% of total revenues versus 58.8% for the prior year's fourth quarter. For the year ended July 26th sales to the top five customers as a percent of the total was 63.9% versus 59.4% for the prior year. The top five customers and their respective percentages of revenue for Q4 of 2003 and 2002 are as follows.

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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           For the current fiscal year 2003: Comcast 38.1%,
                           Sprint 11.6%, BellSouth 10.9%, Adelphia 5.7%, and Qwest 5.5%. For Q4 fiscal year 2002: Comcast at
                           18.5%, BellSouth 17.1%, Charter Communications 8.7%, DirecTV 7.4%, and Adelphia 7.1%.

                           Net income for the fourth quarter was $11.4 million versus $3 million in fiscal year 2002, representing an increase of 274.7%. Net income for the year ended July 26th decreased 27.9% to $17.1 million versus last year's $23.8 million. Fully diluted earnings for the quarter were $0.24, a 300% increase from last year's $0.06 per share results. Diluted EPS for the year ended July 26th decreased 32.1% to $0.36 per share versus last year's $0.53 per share.

                           Operating margins for the fourth quarter increased 676 basis points, coming in at 10.25% versus last year's 3.49%. This increase was due to a 179 basis point decrease in cost of earned revenues, a 247 basis point decrease in general and administrative costs, and a 250 basis point decrease in depreciation and amortization. Operating margins for the year declined 182 basis points, coming in at 4.23% versus last year's 6.05%.


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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           This decrease was due to a 136 basis point increase
                           in cost of earned revenues, a 36 basis point increase in general and administrative costs, and a ten basis point increase in depreciation and amortization. The effective tax rates for the quarter and year-end periods were 42.3% and 43.7% respectively versus
                           47.4% and 43.2% respectively for the prior year's period. These differences were attributable to the mix of income among ourselves and the impact that it had on our state tax rate.

                           Net interest income for the quarter and year were $310,000 and $1.3 million respectively versus $509,000 and $2.6 million for the prior year. Our interest income was generated through investments in high quality municipal and corporate instruments. For the quarter our cash flow from operating activities was $13.8 million. The primary components to this cash flow were net income of $11.4 million, depreciation and amortization of $8.9 million, offset by increases in working capital of approximately $6.5 million.

                           Investing and financing activities for the quarter used $2.0 million. This use of cash consisted of capital expenditures of $5.1 million; partially offset by proceeds from the sale of assets of $1.5 million and proceeds from the exercise of employee stock options of $1.6 million. Cash and


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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           cash equivalents at the end of the quarter were
                           $129.9 million, up $11.8 million from the prior quarter. During the quarter net receivables increased from $105.3 million to $122.0 million, but DSO declined 7.9 days to 60.7 versus 68.6 at the end of the third quarter.

                           Net unbilled revenue balances increased in the quarter from $29.9 million to $34.1 million resulting in DSO of 17.0 days, a decrease of 2.5 days from Q3's figure of 19.5 days. On a cumulative basis, the combined DSO for our trade receivables and unbilled revenues decreased from 88.1 days to 77.7 days, a decrease of 10.4 days. At July 26th, the accrual for our self-insured casualty program increased to 25.4 million from 21.6 million at the end of the third quarter. Steve.

S. Nielsen                 Thanks, Dick. Now we'll open the call for questions.

Moderator                  Our first question is from the line of Steven Fox
                           with Merrill Lynch. Please go ahead.

S. Fox First of all, can you talk about the G&A? You said you still have an opportunity there to reduce it. Can you talk about how much you think


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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           you can improve that in dollars? Then, secondly,
                           what's a reasonable gross margin target say over the next eight quarters or so?

S. Nielsen                 In terms of the G&A, Steve, that's a dynamic
                           situation as the revenue moves between subsidiaries.
                           If it makes sense from a scale economy basis, then we'll consolidate them. I wouldn't say that we have an explicit target other than to always be more efficient in that area. The offset to that, of course, is we see growth. Then to some degree we have a reduction based on the leverage on the relatively fixed expense like we did this quarter.

                           By cutting G&A by I guess it was almost 300 basis points, there is no amount of cutting that can do that, but growth can take care of that when you see some upturn in terms of where we'd like to be on gross margins, Steve. We have performed for a long period of time in a decent economy, in the 24% to 25% gross margin range and that's the way we plan our businesses when we have good opportunities.

S. Fox Then could you talk about, Steve, the backlog went down, what was behind that. How do you anticipate your business with Comcast playing out now that it seems like you're over the big push over the next couple of


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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           quarters with AT&T Broadband? Is there a decline
                           coming in the Comcast business or do you think these levels are sustainable say a year from now?

S. Nielsen                 In terms of the backlog, as you'll recall, last
                           quarter we booked a couple of significant contracts with Sprint that has in one case a 33 month term and in another case a series of five year contracts. It's not unusual for backlog to bump up at that point and then to settle a little bit. I think historically we've seen that pattern. In terms of Comcast, clearly we have lots of upgrade work to do. I think by Comcast's own admission, they feel like they're doing well and we're seeing that while there are less projects available, there are still projects that they are signing right now, and so we see some of that work coming.

                           Then, I think, what is going to be crucial for where our future trajectory with Comcast is is taking a look at how they manage the combined entity differently than AT&T did, and I think we're seeing some opportunities in terms of vendor consolidation and also access to portions of their O&M and other cap ex spending that historically we haven't seen a big piece of as we've been focused on upgrades. So, I think, if you look at any of the cable operators and look at their capital spending disclosures in their



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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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                           quarterly press releases, we're obviously targeting
                           those areas that are flat or growing as we look out to next calendar year.

Moderator                  Our next question is from the line of Fritz Von Carp,
                           Sage Asset Management.

F. Von Carp                If I'm looking at the revenue guidance, you guys are
                           traditionally pretty conservative with the guidance you give and I just wanted to get a feel for the slowing year-on-year comparisons implied on the top line by the revenue guidance. To what extent is that a product of you guys just being a little conservative in your guidance and to what extent is it a product of something substantive that you see out in the world?

S. Nielsen                 I think we are always conservative on our second
                           quarter, because of the impact of the holidays and potential weather impacts which clearly got to us last year. I think in this particular case we're taking that conservative approach and we're also seeing an economy where we're seeing some fresh opportunities, but there is not tremendous amounts of visibility compared to say four or five years ago.


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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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F. Von Carp                Back to the Comcast, help me understand what metric
                           when we talk to Comcast about their build out of the AT&T systems, is it their fiber miles they are expecting. I guess I have two questions. The fiber miles that they put in the ground are expected to be down they think 60% in calendar '04 versus calendar '03. Number one would be how much of that, because you're on the July year, how much of that 60% decline would be in your '05 as opposed to the second half of the calendar year versus the first half of the calendar year. Also, is miles of fiber put in the ground the right metric that would drive your business?

S. Nielsen                 I don't necessarily think it's miles of fiber.
                           Clearly they have stated pretty explicitly that they'd like to get a substantial portion of their upgrade work done in '04 in the first half or two-thirds of the year. So that would be primarily from that perspective more of an '05 issue on our calendar.

                           I think the offset to that is that there is an increasing amount of focus from all the cable operators as their upgrade activity slows to focus more on the new build side of their business, which is where they can gain basic subscriber growth and where they are intent on providing timely deployments so that they can combat satellite penetration. I think that's


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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
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                           recurring business that happens every year. I think
                           that that's where we're spending time with several operators focusing.

F. Von Carp                One last question, if you don't mind, on fiber to the
                           premise. Clearly it's potentially a lot of work, probably more than all the construction companies in America could do if it all happened in the fastest possible way. I don't know if you're able to answer this now, but do you have any insight into the lawsuits to change or to challenge the new rule that essentially all the carriers have talked about. Do you think that would have an impact on the capital plans, if the new UNEP rules were tied up in court for a year or two? Does that make a difference or not make a difference?

S. Nielsen                 I think ever since the '96 act was passed, Fritz,
                           it's been litigated and I think the world looks tremendously different today than it did in'96. So I think that the general approach that's embodied in the ruling changes the environment going forward. It may move somewhat in fits and starts short-term, but I think long-term it's pretty clear that from a public policy standpoint it's important that the Bells have incentive to invest in their residential broadband networks.


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                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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Moderator                  Steven Colbert, JMP Securities.

S. Colbert                 I was interested in the business pickup with
                           Adelphia, first of all. Can you give us some feel in terms of how the upgrade there is working in terms of the ability to fund projects going forward and how you're handling the receivables issue with them?

S. Nielsen                 In terms of the funding, they have a debtor in
                           possession funding facility set up, Steve, so they have more than adequate financing to prosecute their upgrades. In terms of current accounts receivable, is that your question?

S. Colbert                 Yes.

S. Nielsen                 Current accounts receivable, according to the
                           bankruptcy code they have to pay within contract terms if they're operating under protection of Chapter 11. So they're paying quite nicely.

S. Colbert                 Any change in the reserve that you had in the past
                           for the company's receivables?

S. Nielsen                 No. We have not changed the Adelphia valuation.


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                                                                DYCOM INDUSTRIES
                                                            Host: Steven Nielsen
                                                   August 26, 2003/8:00 a.m. CDT
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S. Colbert                 I want to ask you also in view of the power blackout
                           on the East Coast, have you rethought at all any of your focus on the utility side of your business?

S. Nielsen                 No, Steve. We really haven't. We're happy with the
                           space that we serve and so, no, we have not changed our focus.

S. Colbert                 The last question if I could, can you share with us
                           your thoughts on your capital budgeting for fiscal
                           2004?

S. Nielsen                 We think that we can keep the fleet maintained and be
                           able to grow the business spending $15, $20 million a year. It is not significant and also just based on natural attrition we'll always have some disposal proceeds to offset that cap ex. In this particular quarter we offset about a third of our acquisition costs with disposals. So we feel that the fleet is in good shape and we'll have ample internally generated cash to support cap ex.

S. Colbert                 What about D&A then for this year's role?

S. Nielsen                 I think the guidance shows that it's relatively flat.


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Moderator                  Alex Rygiel, Friedman Billings.

A. Rygiel                  Steve, it looks like with your backlog that you
                           expect over the next 12 months for it to be up about
                           15% year-over-year. Is that correct? Can you talk a little bit about the comfort that you have with that backlog versus maybe your comfort level with backlog in previous periods?

S. Nielsen                 Alex, I don't have the figures in front of me. That
                           sounds intuitively correct. The backlog is up. I know total backlog in the year ago quarter was $795 million. If overall backlog is up, I'm sure that the run rate for the next 12 months is. I think that as the economy gets better, backlog estimates get more solid.

                           I think the other factor influencing backlog going forward is mechanical in the way that we calculate the value of our master contract backlog. To be conservative, we're always taking a 12-month look back establishing our average monthly revenue times the remaining months on the contract. If we see a pickup particularly with the telephone companies in spending, so that the month rolling into the calculation is bigger than the month rolling out, we will see backlog growing.


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A. Rygiel                  Over the last couple of quarters you've mentioned
                           competitive capacity may be constrained. Can you expand upon that a little bit right now?

S. Nielsen                 We're continuing to see that private vendors of our
                           services are still having some difficulties. Probably every week there are several that are exiting the business across the country. So, number one, there are less businesses out there, but those businesses that are there as private companies generally are bank financed. The bank market, although a little bit better, hasn't materially strengthened.

                           As anyone knows whose gone to the local bank, they're always looking backwards as to how they get repaid, not forward. I think that's where the cash that we have on the balance sheet gives us both opportunities to address growth opportunities, as we have with Comcast and Sprint in particular. It also allows us to address acquisition opportunities with less competition for those opportunities.

A. Rygiel                  One last question. Can you provide the revenue by
                           business line?

S. Nielsen                 Yes. Dick has those right here.


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R. Dunn                    Alex, we had for this quarter telecom was 33.8%,
                           cable TV was 53.0%, utility locating was 9%, and electrical and other was 4.2%.

S. Nielsen                 Those are all in percentages, Alex.

Moderator                  Alan Mitrani, Copper Beech.

A. Mitrani                 It seems like backlog typically comes down in the
                           fourth quarter versus the third quarter, at least it has in the past over the last five years for most of the years. Is that basically a seasonality issue?

S. Nielsen                 Sure. I think one of our peers talked about it on
                           their call that kind of the March/April period always seems to be a peak time for new lettings, just the way that customers like to look at their capital budgets the first of the year to start the bid cycle.
                           So you have contracts that are generally renewed in the spring more than you do other times of the year.

A. Mitrani                 Also, can you give us, Dick, you ran through some of
                           the customers. I appreciate that. It looks like
                           Comcast I guess was down as a percent of revenues, but up on a dollar basis. It seems like you're getting the growth


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                           from elsewhere. Can you run through, I realize
                           they're not top five, but maybe give us what DirecTV and Charter were in the quarter?

R. Dunn                    DirecTV was 2.4%, 2.5% Charter.

S. Nielsen                 I think the one that also picked up, Alan, was
                           Alltel, which was number six at 3.5%.

A. Mitrani                 It doesn't look like with this, I mean Adelphia has
                           access to about $1.5 billion DIP financing and I guess they were your largest customer a while ago.
                           Can you give us maybe your expectations or what they're seeing in terms of spending? It seems like they could be a significant customer in the next 12 to 24 months.

S. Nielsen                 We are seeing additional lettings with Adelphia. At
                           the peak, I think, we were at about $30 million in the third quarter of 2002. I don't expect that we get to that level, Alan. In part that was driven by design decisions that the current management is taking a little bit more conservative approach on. So they're upgrading all their plans, but they may be doing it a little more efficiently, but we are seeing continued opportunities there to grow.


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A. Mitrani                 Also, Dick, you talked about the Adelphia
                           receivables. So you still have $20 million reserved that you wrote down to $20 million, right? There was no change in that?

R. Dunn                    That's correct, Alan.

A. Mitrani                 Any change in the expectation in terms of when you're
                           going to collect?

R. Dunn No. Other than we're three months closer to whenever it happens.

S. Nielsen                 The forecast from management at Adelphia as I
                           understand it is kind of coming out fourth quarter of '04. While we have not expressed any interest in selling the receivables at current trading levels, those trading levels at least as represented to us are higher today than they were three months ago. So somebody in the marketplace thinks that they're coming out sooner rather than later.

A. Mitrani                 Can you give us an update, though, on the healthcare
                           costs? It seemed like a clean quarter, higher shares, lower other income and other issues. The accrued healthcare costs at least on the balance sheet went up. Can you talk about that a little bit?



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R. Dunn                    Basically, Alan, we were experiencing I think what
                           seems to be fairly universal. Healthcare costs seem to be escalating at a very rapid rate.

S. Nielsen                 We have a deductible plan and what we saw in the
                           spring through this quarter was that just raw claims increased. Our actual cost to administer the claim had been level, but claims costs have been up. We are addressing the relative contribution between the company and employees like me as to what we need to pay for those increased costs.

A. Mitrani                 Then, lastly, Steve, you talked about fiber to the
                           home. I realize there is lots of politics and legal issues involved, but it seems like Telco spending has bottomed to some degree. You're seeing a bit of an up-tick in some of the RBOC spending. What could it mean? In the past if had been about $1,000 they wanted to be able to supply fiber to the home, half of that being labor. Can you give us a sense as to what kind of green fields you may see over the next
                           12 to 24 months regardless of the timing of the RFP in terms of small green fields that maybe you've been talking to the Bells about if there is opportunity there.

S. Nielsen                 We've done green field subdivision placements of
                           fiber going back to, I think, when I was in the field
                           I did one of the first ones in the summer of


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                           1995. What I think will change with the ruling is
                           that they'll more broadly apply the criteria where they'll deploy fiber. The other issue, Alan, that it's hard to get our arms around, but we know directionally what it indicates is there are substantial portions of America that are only served by copper.

                           So if you have a subdivision that is built two miles from the central office, in order for them to do a green field fiber deployment, they're going to have to do some feeder fiber work and probably some electronics DLC placements in order to serve those subdivisions. All the logic is if the Bells start with green field as they've indicated, inevitably they're going to have to look at other areas, because there are going to be routes along the way that make sense to deploy particularly with this new ruling clarifying what happens when they replace copper.

A. Mitrani                 You didn't speak at all about voice-over IP, but I
                           know you were doing a test for one of the Comcast markets. Can you talk about the opportunity there in the next 12, 24 months?

S. Nielsen                 I think all the cable operators have said that 2004
                           is the year where the trials get serious with voice-over IP, and that particularly now with


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                           Comcast critical mass at 40% of America that when
                           Comcast makes their mind up to add a service incrementally they'll do a very good job doing it. So I think we'll see in the second half of calendar '04 and into '05 increasing deployments by the cable operators.

                           If there are no further questions, we appreciate everybody's attendance on the call and we will speak to you again the Tuesday before Thanksgiving for our first quarter release. Thank you.

Moderator                  Ladies and gentlemen, that does conclude your
                           teleconference for today. Thank you for your participation. You may now disconnect.